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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): February 13, 1997


                          Portsmouth Bank Shares, Inc.
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             (Exact Name of Registrant as Specified in its Charter)



                                  New Hampshire
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                 (State or Other Jurisdiction of Incorporation)



                 0-16510                                   02-0417778
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        (Commission File Number)               (IRS Employer Identification No.)


333 State Street, Portsmouth, New Hampshire                    03801
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(Address of principal executive offices)                    (Zip Code)


                                 (603) 436-6630
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               Registrant's Telephone Number, Including Area Code


                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)





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ITEM 5.           OTHER EVENTS.
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         On February 13, 1997, Portsmouth Bank Shares, Inc., a New Hampshire
corporation ("Portsmouth"), entered into an Agreement and Plan of Reorganization (the "Acquisition Agreement") by and among Portsmouth, Portsmouth's wholly owned subsidiary Portsmouth Savings Bank, CFX Corporation ("CFX") and CFX's wholly owned subsidiary CFX Bank. The Acquisition Agreement provides that CFX will acquire all of the outstanding stock of Portsmouth pursuant to a vote of Portsmouth's stockholders. It is expected that Portsmouth will then merge with and into CFX and that Portsmouth Savings Bank will merge with and into CFX Bank and become a division of CFX Bank.

         In connection with the Acquisition, each outstanding share of common stock, $.10 par value per share, of Portsmouth ("Portsmouth Common Stock") will be converted into .95 shares of common stock, $.66 2/3 par value per share, of CFX ("CFX Common Stock") if the average closing price per share of CFX Common Stock on the American Stock Exchange during the 10 trading-day period ending immediately prior to the date on which the last regulatory approval required in connection with the Acquisition is received (the "Average CFX Price"), exceeds $17.375. If the Average CFX Price is equal to or less than $17.375 but is greater than $15.70, the exchange ratio per share of Portsmouth Common Stock will be the quotient obtained by dividing $16.50 by the Average CFX Price. If the Average CFX Price is equal to or less than $15.70, the exchange ratio per share of Portsmouth Common Stock will be 1.05. If the Average CFX price is equal to or less than $14.20, Portsmouth may terminate the Acquisition unless CFX agrees to issue additional shares of CFX Common Stock such that the adjusted exchange ratio per share of Portsmouth Common Stock is equal to the quotient obtained by dividing $14.91 by the Average CFX Price.

         The foregoing dollar amounts and exchange ratios are subject to automatic adjustment in the event that Portsmouth declares and pays any stock dividends after February 13, 1997, so that the aggregate amount of CFX Common Stock to be distributed in connection with the Acquisition will not be affected by any such stock dividends.

         If the Average CFX Price were to be equal to $18.50, the closing price of CFX Common Stock on February 12, 1997, the aggregate consideration to be paid in connection with the Acquisition would have a value of approximately $106 million, excluding the value of options to acquire CFX Common Stock which would be substituted for outstanding employee stock options of Portsmouth in accordance with a formula set forth in the Acquisition Agreement.



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         The Acquisition is intended to constitute a tax-free reorganization, and no gain or loss is expected to be recognized by CFX, Portsmouth or CFX Bank. The Acquisition will be accounted for by the pooling-of-interests method of accounting.

         The consummation of the Acquisition and the transactions contemplated by the Acquisition Agreement are subject to certain conditions customary in transactions of this nature, including, among others, approval by the stockholders of each of CFX and Portsmouth and receipt of all necessary regulatory approvals. No assurance can be given that the Acquisition will be consummated. Each party also has the right to terminate the Acquisition Agreement under certain customary circumstances, including failure to consummate the Acquisition by February 13, 1998 (or, in certain circumstances, May 13, 1998).

         In conjunction with the parties' signing of the Acquisition Agreement, Portsmouth granted CFX an option, exercisable under certain conditions, to purchase up to 1,142,000 shares of Portsmouth Common Stock at $15.75 per share each, subject to adjustment in certain events.

         Three of Portsmouth's Directors, including Portsmouth's chairman, who currently hold in the aggregate approximately 4% of the currently outstanding shares of Portsmouth Common Stock, have agreed in a separate letter agreement to vote all of their shares in favor of the Acquisition and against any other competing transaction.

         Certain additional information regarding the Acquisition is contained in Portsmouth's and CFX's joint press release dated February 13, 1997, included as an exhibit hereto and incorporated herein.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.
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                  (c)      Exhibits.
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                           See Index to Exhibits attached hereto.



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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         PORTSMOUTH BANK SHARES, INC.



                                         By: /s/ Harry R. Hart
                                             -----------------------------------
                                             Harry R. Hart, President and Chief
                                             Executive Officer

Date:  February 27, 1997



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                                INDEX TO EXHIBITS

Exhibit
Number
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99.1          Press Release of Portsmouth Bank Shares, Inc. and CFX Corporation
              dated February 13, 1997.



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